Exhibit 99.1

Perry Ellis International Reports Preliminary Fiscal 2011 Earnings and Provides Initial Outlook into Fiscal 2012

•	Expects an increase of over 78% for fiscal 2011. Adjusted Fiscal year 2011 EPS results to be in a range of $1.82 - $1.85 as Compared to Adjusted Fiscal year 2010 EPS of $1.02

•	Fiscal 2011 GAAP EPS of $1.67 - $1.70

•	Expects fiscal 2011 acquisition costs and non-cash impairment of certain retail store leasesholds totaling $2.1 million after tax

•	Fiscal 2011 net revenues to be approximately $790 million

•	Projects fiscal 2012 diluted EPS in a range of $2.50 - $2.65

•	Expects revenue to reach $1 billion for fiscal 2012

Miami, FL - Perry Ellis International, Inc. (NASDAQ:PERY) today provided an update on full fiscal year 2011 (“fiscal 2011”) earnings and issued initial guidance for fiscal year 2012.

Based on preliminary results, the Company expects to report full fiscal 2011 adjusted earnings per fully diluted share in a range of $1.82 - $1.85, an increase of 78% for the period ending January 29, 2011, compared with fiscal 2010 adjusted fully diluted earnings per share of $1.02. Adjusted earnings per diluted share for fiscal 2011 exclude costs associated with the recent acquisition of certain assets of Rafaella Apparel Group, Inc. (“Rafaella”) and for fiscal 2011 and 2010 impairment charges of certain retail store leaseholds. (See attached reconciliation of fiscal 2011 and fourth quarter of fiscal 2011 earning per share (“EPS”) from generally accepted accounting principles “GAAP” to adjusted earnings per share).

For the fourth quarter of fiscal 2011, the Company expects to report fully diluted adjusted EPS in a range of $0.66 - $0.69, compared with fiscal 2010 fourth quarter adjusted EPS of $0.65. As reported under GAAP, the Company expects to report full fiscal 2011 EPS in a range of a $1.67- $1.70, as compared with fiscal 2010 EPS of $1.01 and fiscal 2011 fourth quarter EPS in a range of $0.51- $0.54 after the costs described above and as compared to fiscal 2010 fourth quarter EPS of $.64. (See attached reconciliation of fiscal 2011 and fourth quarter of fiscal 2011 earning per share from GAAP to adjusted earnings per share).

Additionally, the Company expects full fiscal 2011 revenue to be approximately $790 million, which is in line with its previously stated guidance of revenue in excess of $785 million for the year. This represents an increase of 5% over fiscal 2010 revenues of $754 million. Excluding exited businesses totaling $36 million for fiscal 2010 associated with mass market programs and an exited license, fiscal 2011 revenues increased by 10% over fiscal 2010. Continued strong gross margins are expected to be reported for the fourth quarter and the full year as well.

“As we begin a new fiscal year, our Company continues to see the favorable momentum from 2011 continue, which has us extremely well positioned to fuel organic revenue gains of at least 10%”, commented George Feldenkreis, Chairman and Chief Executive Officer. “It is also important to note that despite cost inflation and the uncertain consumer spending environment, we feel confident in our ability to increase total revenues, maintain our gross margins and continue to improve operating metrics,” continued Mr. Feldenkreis.

Fiscal 2012 Initial Guidance

The Company announced that for the twelve months ending January 28, 2012 (“fiscal 2012”) it anticipates fully diluted earnings per shares in the range of $2.50 to $2.65 and revenues to reach $1 billion for the full fiscal year 2012.

Oscar Feldenkreis, President, Chief Operating Officer, stated, “As we enter fiscal 2012 we remain enthusiastic about the opportunities we see across our Perry Ellis businesses. The addition of Rafaella brings yet another element to our growth strategy and provides us with the ability to now meet the needs of the womens’ sportswear market. We believe that we are in an outstanding position for this year and beyond.”

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories, and fragrances. The Company’s collection of dress and casual shirts, golf sportswear, dresses, sweaters, dress and casual pants and shorts, jeans wear, active wear and swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands including Perry Ellis(R), Jantzen(R), Rafaella (R), Laundry by Shelli Segal(R), C&C California(R), Cubavera(R), Centro(R), Solero(R), Munsingwear(R), Savane(R), Original Penguin(R) by Munsingwear(R), Grand Slam(R), Natural Issue(R), Pro Player(R), the Havanera Co.(R), Axis(R), Tricots St. Raphael(R), Gotcha(R), Girl Star(R), MCD(R) John Henry(R), Mondo di Marco(R), Redsand(R), Manhattan(R), Axist(R) and Farah(R). The Company enhances its roster of brands by licensing trademarks from third parties including Pierre Cardin(R) for men’s sportswear, Nike(R) and Jag(R) for swimwear, and Callaway(R), TOP-FLITE(R), PGA TOUR(R) and Champions Tour(R) for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

SOURCE: Perry Ellis International, Inc.

For Perry Ellis International, Inc.

ICR, Inc.

Allison Malkin, 203-682-8225

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Reconciliation of fiscal 2011 and fourth quarter of fiscal 2011 earnings per share from GAAP to adjusted earnings per share.

	Three Months Ended		Years Ended
	January 29, 2011	January 30, 2010	January 29, 2011	January 30, 2010

Net income attributed to Perry Ellis International, Inc. per share, diluted as reported	$0.51 - $0.54	$0.64	$1.67 - $1.70	$1.01
Plus:
Net per share non-recurring acquisition costs	0.13	—	0.13	—
Net per share impairment on long-lived assets	0.02	0.01	0.02	0.01

Adjusted net income attributed to Perry Ellis International, Inc. per share, diluted	$0.66 - $0.69	$0.65	$1.82 - $1.85	$1.02